Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-122373, 333-117328, 333-56474, and 333-50510 on Forms S-8 of First Place Financial Corp. of our report dated September 14, 2009  relating to the consolidated statement of financial condition of First Place Financial Corp. as of June 30, 2009, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the two years in the period ended June 30, 2009 included in the Annual Report on Form 10-K of First Place Financial Corp. for the year ended June 30, 2010.

Crowe Horwath LLP

Cleveland, Ohio
September 22, 2010